UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 30, 2018

STELLAR BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37619	N/A
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

332 E. Scott Street

Port Hueneme, California 93041

(Address of principal executive offices) (Zip Code)

(805) 488-2800

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 30, 2018, Stellar Biotechnologies, Inc. (the Company) received a letter from the Nasdaq Stock Market LLC (Nasdaq) notifying the Company that, based on the Company’s closing bid price for the last 30 consecutive business days, the Company is not in compliance with the minimum bid price requirement of $1.00 per share for continued listing , as set forth in Nasdaq Listing Rule 5550(a)(2).

The Nasdaq notification has no immediate impact on the listing of the Company’s common shares, which will continue to trade at this time on the Nasdaq Capital Market under the symbol “SBOT”.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days, or until July 30, 2018, to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. In order to regain compliance, the closing bid price of the Company’s common shares must be at least $1.00 per share for at least ten consecutive business days during the 180-day grace period. In the event the Company does not regain compliance by July 30, 2018, the Company may be eligible for an additional 180 calendar day grace period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse share split, if necessary.

The Company intends to actively monitor the bid price for its common shares and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellar Biotechnologies, Inc.

Date: February 2, 2018	By:	/s/ Kathi Niffenegger
Name: Kathi Niffenegger Title: Chief Financial Officer